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                                                                   Exhibit 4.6.2

                             SUPPLEMENTAL INDENTURE

               SUPPLEMENTAL INDENTURE (this "SUPPLEMENTAL INDENTURE"), dated as of March 13, 2002, among Telephone Entertainment Network, Inc., a Delaware corporation ("TELNT"), and Backwire.com, Inc., a Delaware corporation ("BACKWIRE," and collectively with TELNT, the "ADDITIONAL GUARANTORS"), Leap Wireless International, Inc., a Delaware corporation (the "COMPANY"), Cricket Communications Holdings, Inc., a Delaware corporation (the "GUARANTOR"), and State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, as trustee under the indenture referred to below (the "TRUSTEE").

                               W I T N E S S E T H

               WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an indenture (the "INDENTURE"), dated as of February 23, 2000, providing for the issuance of an aggregate principal amount at maturity of $225,000,000 of 12 1/2% Series A and Series B Senior Notes due 2010 and $668,000,000 14 1/2 Series A and Series B Senior Discount Notes due 2010;

               WHEREAS, Section 4.23 of the Indenture provides that under certain circumstances the Company and the Guarantor are required to cause the Additional Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantors shall unconditionally guarantee all of the Company's Obligations under the Indenture and the Securities pursuant to a guarantee (the "ADDITIONAL GUARANTEE") on the terms and conditions of the Guarantee by the Guarantor in Article 10 of the Indenture and on the other terms and conditions set forth herein;

               WHEREAS, pursuant to Section 4.23 of the Indenture, the Company, Guarantor and Cricket Merger Sub, Inc., a Delaware corporation ("SUB"), have heretofore executed and delivered to the Trustee a Supplemental Indenture dated as of June 13, 2000, adding Sub as an Additional Guarantor under the Indenture;

               WHEREAS, Sub was merged with and into Guarantor effective as of June 15, 2000, with Guarantor as the surviving corporation; and

               WHEREAS, pursuant to Section 7.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

               NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

               1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

               2. AGREEMENT TO GUARANTEE. The Additional Guarantors hereby agree, jointly and severally with all other guarantors, to guarantee the Company's Obligations under the Indenture and the Securities on the terms and subject to the conditions set forth herein


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and in Article 10 of the Indenture (including the obligation to pay Liquidated
Damages under the provisions of the Registration Rights Agreement) and to be bound by all other applicable provisions of the Indenture. Pursuant to Section
10.01 of the Indenture, the Additional Guarantors agree that the Guarantees set forth in Article 10 of the Indenture, as supplemented by their agreement to guarantee contained herein shall remain in full force and effect and apply to all of the Securities notwithstanding any failure by the Additional Guarantors to endorse on such Securities a notation of the Additional Guarantee.

               3. RELEASE OF ADDITIONAL GUARANTOR. In the event that the holders of any of the Company's other Indebtedness which is guaranteed by the Additional Guarantors release the Additional Guarantors their guarantee in respect of such other Indebtedness, except a discharge or release by or as a result of any payment under the guarantee of such other Indebtedness by the Additional Guarantors, the Additional Guarantors shall be automatically and unconditionally released and discharged from their obligations under this Additional Guarantee; provided, however, if, after such release, any guarantee under such other Indebtedness is subsequently reincurred or reinstated, then such Additional Guarantors reincurring or reinstating such guarantee under such other Indebtedness shall execute and reinstate their Additional Guarantee hereunder.

               Upon receipt of an Officer's Certificate, the Trustee shall execute any documents reasonably requested by the Company, the Guarantor or the Additional Guarantors in order to evidence the release of such Additional Guarantors from their obligations under the Additional Guarantee.

               4. NO RECOURSE AGAINST OTHERS. No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or the Additional Guarantors or any successor entity shall have any personal liability for any Obligations of the Company, the Guarantors or the Additional Guarantors or any successor entity under the Additional Guarantee, by reason of his or its status as such stockholder, employee, officer or director.

               Each Holder by accepting a Security waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Securities.

               5. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

               6. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               7. EFFECT OF THE HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.


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               IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ADDITIONAL GUARANTORS:                      COMPANY:

TELEPHONE ENTERTAINMENT                     LEAP WIRELESS INTERNATIONAL,
NETWORK, INC.                               INC.


By:     /s/ S. DOUG HUTCHESON               By:    /s/ HARVEY P. WHITE
    --------------------------------            ----------------------------------------
        Name:  S. Doug Hutcheson                   Name:  Harvey P. White
        Title: Senior Vice President               Title: Chairman of the Board and CEO

BACKWIRE.COM, INC.                          GUARANTOR:

                                            CRICKET COMMUNICATIONS
                                            HOLDINGS, INC on behalf of
                                            itself and as successor in
                                            interest to Cricket Merger
                                            Sub, Inc.

By:     /s/ S. DOUG HUTCHESON
    ------------------------------
        Name:  S. Doug Hutcheson
        Title: Senior Vice President        By:    /s/ HARVEY P. WHITE
                                                ------------------------------------------
                                                   Name:  Harvey P. White
                                                          Title: Chairman of the Board and CEO

                                            TRUSTEE:

                                            STATE STREET BANK AND TRUST
                                            COMPANY

                                            By:    /s/ MICHAEL M. HOPKINS
                                               --------------------------------------------
                                                   Name:  Michael M. Hopkins
                                                   Title: Vice President

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